                    DAKOTA MINING CORPORATION
           Exhibit 11 - COMPUTATION OF EARNING PER SHARE
             Years ended December 31, 1996, 1995, 1994

                                For the years ended December 31,
				---------------------------------
                                1996           1995          1994
                                ----           ----          ----
Beginning shares             26,534,742     21,360,108      13,973,068
outstanding

Special warrants              4,682,787      3,937,252       3,055,325
exercised
 Average shares issued          187,840           -               -
 for options exercised
 Common share purchase             -            98,950         377,957
    warrants exercised
                           ------------     ------------    -----------
      Weighted average
    shares outstanding       31,405,369      25,396,310     17,406,350
                           =============    ============   ============
Net loss                   $(23,069,639)    $(8,989,718)   $(5,738,926)
                           =============    ============   ============
Loss per common share            $(0.73)         $(0.35)        $(0.33)
                           =============    ============   ============

NOTE:     All other issued and outstanding options and
     warrants are antidilutive. Fully diluted loss per share calculation is not different from the calculation above and therefore is not applicable.